Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

November 8, 2018

Ampco-Pittsburgh Corporation Announces Third Quarter 2018 Results

Carnegie, PA, November 8, 2018 – Ampco-Pittsburgh Corporation (NYSE: AP) reported sales for the three and nine months ended September 30, 2018, of $112.2 million and $354.7 million, respectively, compared to $103.9 million and $318.0 million, respectively, for the three and nine months ended September 30, 2017. The increase is principally attributable to the Forged and Cast Engineered Products segment.

Loss from operations for the three and nine months ended September 30, 2018, was $6.7 million and $9.4 million, respectively. This compares to a loss from operations of $3.2 million and $8.0 million, respectively, for the comparable prior year periods.

Net loss for the three and nine months ended September 30, 2018, was $7.0 million or $0.56 per common share, and $9.1 million or $0.73 per common share, respectively. This compares to net loss for the comparable prior year periods of $2.2 million or $0.18 per common share, and $8.9 million or $0.72 per common share, respectively.

Sales for the Forged and Cast Engineered Products segment for the three and nine months ended September 30, 2018, increased 8% and 13%, respectively, compared to the same periods of the prior year. The current year periods benefited from higher sales of mill rolls and forged engineered products. While sales of frac blocks have declined for each of the periods, sales of other forged engineered products, primarily within Canada, more than compensated. Operating results for the three and nine months ended September 30, 2018, declined compared to the same periods of the prior year, principally due to results of the Corporation’s Canadian subsidiary, ASW Steel Inc. (“ASW”). Despite a higher overall volume of shipments and higher pricing, the segment experienced the full-quarter effect of tariffs imposed by the United States, effective June 1, 2018, on U.S. imports of steel products from Canada. ASW further experienced the effect of significantly lower contribution margin and higher unabsorbed costs given the contraction in demand for ingot feedstock used in the manufacture of frac blocks in the current quarter compared to prior year quarter. In addition, segment results for the quarter were negatively impacted by higher operating costs, including the impact of equipment maintenance issues.

Sales and operating income for the Air and Liquid Processing segment for the three and nine months ended September 30, 2018, improved when compared to the same periods of the prior year due to a higher volume of shipments and product mix.

Commenting on the quarter’s results, Brett McBrayer, Ampco-Pittsburgh’s Chief Executive Officer said, “Sales for the quarter hit the top end of our guidance and operating loss near the middle of the range. The combined full-quarter effects of both the tariffs on steel imports from our Canadian subsidiary and the decline in the frac block market were major negative factors for us in the quarter. Equipment reliability was also an issue, but now that we have secured more than sufficient liquidity to prepare for the early 2019 debt maturity, we are presently addressing certain key equipment needs.”

“As expressed in our November 1, 2018 press release, we have begun a series of restructuring actions to realign our manufacturing footprint and reduce cost. The magnitude of these actions is expected to be significant. Our first round of initiatives will continue throughout 2019; however, we anticipate incremental improvements as each action unfolds.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Thursday November 8, 2018, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the third quarter ended September 30, 2018. If you would like to participate in the conference call, please register using the link below or by dialing 1-844-308-3408 at least five minutes before the 10:30 a.m. ET start time.

We encourage participants to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. To pre-register, please go to: http://dpregister.com/10125436

Those without internet access or unable to pre-register may dial in by calling:

• Participant Dial-in (Toll Free):	1-844-308-3408

• Participant International Dial-in:	1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on our website under the Investors menu at www.ampcopgh.com.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Sales	$112,216	$103,886	$354,720	$317,952

Cost of products sold (excl. depreciation and amortization)	98,408	87,346	301,741	264,179
Selling and administrative	14,512	14,218	44,799	44,648
Depreciation and amortization	5,683	5,451	17,357	17,019
Loss on disposal of assets	298	110	237	109

Total operating expense	118,901	107,125	364,134	325,955

Loss from operations	(6,685)	(3,239)	(9,414)	(8,003)
Other income (expense) – net	1,029	(468)	2,554	(2,617)

Loss before income taxes	(5,656)	(3,707)	(6,860)	(10,620)
Income tax (provision) benefit	(800)	1,804	(907)	1,771
Equity income in joint venture	0	0	0	535

Net loss before noncontrolling interest	(6,456)	(1,903)	(7,767)	(8,314)
Net income attributable to noncontrolling interest	583	299	1,325	584

Net loss	$(7,039)	$(2,202)	$(9,092)	$(8,898)

Net loss per common share:
Basic	$(0.56)	$(0.18)	$(0.73)	$(0.72)

Diluted	$(0.56)	$(0.18)	$(0.73)	$(0.72)

Weighted-average number of common shares outstanding:
Basic	12,494	12,361	12,432	12,320

Diluted	12,494	12,361	12,432	12,320